Exhibit 99.1

Exicure, Inc. Received Nasdaq Delinquency Notice on Late Filing of its Form 10-K

CHICAGO, IL. — April 22, 2024 — Exicure, Inc. (“Exicure” or the “Company”) (Nasdaq: XCUR), announced today it received a notice of non-compliance from Nasdaq Stock Market LLC (“Nasdaq”) on April 17, 2024 notifying the Company that, as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires listed companies to timely file all periodic financial reports with the U.S. Securities and Exchange Commission (the “SEC”).

The Letter states that the Company must submit an update to its original plan to regain compliance with respect to the filing requirements. The plan initially related to the Company’s delinquency in filing its Form 10-Q for the quarter ended September 30, 2023, and the Nasdaq staff granted an exception giving the Company until May 20, 2024 to file the third quarter Form 10-Q. Any additional exceptions to allow the Company to regain compliance with all delinquent filings (both the third quarter Form 10-Q and the Form 10-K) will be limited to May 20, 2024.

The Company is working diligently to complete its Form 10-K and intends to file the Form 10-K as soon as practicable to regain compliance with the Rule.

About Exicure

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its recent restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value, both with respect to its historical biotechnology assets and more broadly. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to, statements regarding: the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 27, 2023, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Josh Miller
847-673-1700
media@exicuretx.com

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